EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the WebMD Health Corp. 2005 Long-Term Incentive Plan of our report dated May 10, 2005 except for the first and second paragraphs of Note 1, as to which the date is September 27, 2005, with respect to the consolidated financial statements and schedule of WebMD Health Corp. included in its Registration Statement (Form S-1 No. 333-124832) and related Prospectus dated September 28, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, New Jersey
October 5, 2005